Exhibit 99.1

UNILIFE CORPORATION

ARBN 141 042 757

Appendix 4D – Half Year Report

Six months ended 31 December 2013

Results for announcement to the market

UNILIFE CORPORATION HIGHLIGHTS

Results for Announcement to the Market

				Six Months Ended 31 December 2013 US$000’s	Six Months Ended 31 December 2012 US$000’s
Revenues from ordinary activities	Up	386.0%	to	6,760	1,391
Profit (loss) from ordinary activities after tax attributable to members	Up	1.4%	to	(27,527)	(27,137)
Net profit (loss) for the period attributable to members	Up	1.4%	to	(27,527)	(27,137)

Dividends (distribution)	Amount per security	Franked amount per security
Final dividend	N/A	N/A
Interim dividend	N/A	N/A
Total	N/A	N/A
Record date for determining entitlements to the dividend		N/A

Results of Operations

Revenues increased from US$1.4 million during the six months ended 31 December 2012 to US$6.8 million during the six months ended 31 December 2013. This increase was primarily attributable to additional revenue related to development activities for various customers.

Net loss increased from US$27.1 million during the six months ended 31 December 2012 to US$27.5 million during the six months ended 31 December 2013.

Basis of the Preparation of the Half Year Report

The half year report has been prepared in accordance with ASX Listing Rule 4.2A.3 and the disclosure requirements of ASX Appendix 4D.

The half year report has been prepared in accordance with accounting principles generally accepted in the United States of America.

The Board of Directors does not recommend that a dividend relating to the six months ended 31 December 2013 be paid. As such, there is no applicable record date.

Net Tangible Assets per Security

	31 December 2013	31 December 2012
Net tangible assets per share	US$0.15	US$0.33
Net tangible assets per CDI	A$0.03	A$0.05

ALAN SHORTALL

Chairman and Chief Executive Officer

Date: 11 February 2014